[ASA Limited Letterhead]

                                November 19, 2004

ASA (Bermuda) Limited
11 Summer Street
4th Floor
Buffalo, NY  14209


      Re:   Supplemental Non-Qualified Pension Agreement
            --------------------------------------------

Ladies and Gentlemen:

      In connection with the reorganization of ASA Limited ("ASA") into ASA (Bermuda) Limited ("ASAB"), which is scheduled to close on November 19, 2004
("Closing Date"), ASA hereby conveys and assigns all rights, interests and obligations under the Supplemental Non-Qualified Pension Agreement ("Pension Agreement") to ASAB without recourse, effective as of the close of business on the Closing Date of the reorganization.

      ASA hereby further requests that ASAB agrees that the obligations of ASAB under the Pension Agreement shall not be binding upon any of ASAB's directors, shareholders, nominees, officers, agents, or employees of ASAB personally, but shall be binding only upon the assets and property of ASAB

      Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to ASA and retaining one for your records.

                                   Sincerely,

                                   ASA Limited



                                   ----------------------
                                   Robert J.A. Irwin
                                   Chairman and Treasurer


Accepted by ASA (Bermuda) Limited



---------------------------------
By:  Robert J.A. Irwin
Chairman, Chief Executive Officer, President
   and Treasurer